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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13E-3/A
                       RULE 13e-3 TRANSACTION STATEMENT
      (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                AMENDMENT NO. 3

                            STREAMLOGIC CORPORATION
                               (NAME OF ISSUER)
                     (NAME OF PERSON(S) FILING STATEMENT)

                               -----------------

           6% CONVERTIBLE SUBORDINATED DEBENTURES DUE MARCH 15, 2012
                        (TITLE OF CLASS OF SECURITIES)

                               -----------------

                                 863238-AA-9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               -----------------

                              BARBARA V. SCHERER
                            CHIEF FINANCIAL OFFICER
                             21329 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA  91311
                                (818) 701-8400
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
          AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)


                                   COPY TO:

                           BRIAN G. CARTWRIGHT, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                      LOS ANGELES, CALIFORNIA  90071-2007
                                (213) 891-7941

This statement is filed in connection with (check the appropriate box):

a. [_] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. [_] The filing of a registration statement under the Securities Act of 1933.
c. [X] A tender offer.
d. [_] None of the above.

Check the following box if soliciting material or information statement referred to in checking box (a) are preliminary copies: [_]

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                               PAGE 1 OF 4 PAGES
                            EXHIBIT INDEX ON PAGE 4
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ITEM 17.        MATERIAL TO BE FILED AS EXHIBITS.

    (a)         Not applicable.
    (b)         Not applicable.
    (c)(1)* Letter Agreement dated as of June 14, 1996 between the Company and Loomis Sayles & Co., L.P.
    (c)(2)* Letter Agreement dated September 13, 1996 between the Company and Loomis Sayles & Co., L.P.
    (c)(3)* Letter Agreement dated October 3, 1996 between the Company and Loomis Sayles & Co., L.P.
    (d)(1)*     Offer to Exchange dated October 7, 1996.
    (d)(2)*     Letter of Transmittal.
    (d)(3)*     Notice of Guaranteed Delivery.
    (d)(4)* Letter from the Company to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    (d)(5)* Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    (d)(6)*     Letter from the Company to 6% Debenture Holders.
    (d)(7)*     Text of Press Releases dated June 17, 1996, September 16,
                1996 and October 6, 1996.
    (d)(8)* Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.
    (d)(9)* Schedule 13E-4 of the Company dated October 7, 1996 (without exhibits).
    (d)(10)*    Supplement to Offer to Exchange dated November 6, 1996.
    (d)(11)* Supplemental letter from the Company to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    (d)(12)*    Text of Press Release dated November 13, 1996.
    (d)(13)*    Text of Press Release dated November 15, 1996.
    (d)(14)     Text of Press Release dated November 18, 1996.
    (e)         Not applicable.
    (f)         Not applicable.

    * Previously filed

                                       2

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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 18, 1996


                                           StreamLogic Corporation



                                           By  /s/ Barbara V. Scherer
                                              ----------------------------------
                                           Name:  Barbara V. Scherer
                                           Title: Chief Financial Officer

                                       3
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                                 EXHIBIT INDEX


                                                                                    SEQUENTIALLY
EXHIBIT                                                                               NUMBERED
NUMBER                                 DESCRIPTION                                      PAGE
-------                                -----------                                  ------------
(d)(14)     Text of Press Release dated November 18, 1996.


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